Exhibit 99.2

            Comments for 2002 First Quarter Earnings Conference Call
                        Thursday, April 25, 2002 @ 2:30PM

Dial In # 1- 888-552-7850
International Dial in #: 706-645-9166       International Replay #: 706-645-9291
Replay #: 800-642-1687                      Conference ID #: 3552002
The replay will last until 5/2/02


1. Introduction (Mike Taunton)

o    Note: Conference Call Host will read the Disclaimer.

o    Welcome to the KeySpan's First Quarter 2002 Conference Call.

o Today, we will be introducing a new conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker - President of KeySpan Energy Delivery -- will provide an operational update on our regulated operations. Robert Fani
     - President of KeySpan Energy Services & Supply -- will provide an operational update on our unregulated operations. And Gerry Luterman will follow with a discussion of our financial results for each of the business units. We will take questions and end the call at 3:00 PM. Also with us this morning are other officers and members of our Finance Team.

o A copy of the Earnings Press Release is available on our web site if you have not already received a fax copy.

o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

And now, our Chairman and CEO, Bob Catell







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2.       Opening Comments (Robert Catell)

Thank You, Mike, and good afternoon.

         I am pleased to begin the new year by reporting to you that we continue to make progress in executing our strategy with solid first quarter performances in our gas and electric businesses. Despite operating in one of the warmest winters on record, our gas distribution business recorded strong results and continued to aggressively convert customers from oil to gas. With the winter heating season now behind us, we are preparing for the summer cooling season - which we experienced for a few days last week -- and we are taking a number of steps to ensure meeting the electric needs of New York and Long Island this summer.

         Let me begin with a discussion of our first quarter earnings.

         On a consolidated basis, we earned $213.2 million or $1.52 per share from continuing operations. These results were in line with our internal forecast and slightly ahead of Wall Street expectations. This is compared to the $222.6 million or $1.63 per share earned in the first quarter of 2001.

         Our core operations achieved earnings of $1.46 per share, an increase of 9 cents per share, compared to $1.37 per share in the first quarter of 2001. The increase was achieved despite the impact of the extremely mild winter weather as our core gas business continued to add new customers across all three of our service territories. Our aggressive marketing programs and advertising initiatives have enabled us to complete more than 10,000 gas installations in the first quarter, which will add approximately $13 million in new Gross Profit Margin - again right on target with our internal forecast.

         Our electric business achieved quarterly results essentially in line with last year's results, despite the slowdown in the economy. This strong performance highlights the low risk nature of our generation portfolio.

         Our E&P operations earned $0.06 per share vs. $0.26 per share earned in the first quarter of 2001. The decline was due to dramatically lower gas commodity prices as compared to last year's first quarter. To mitigate this volatility for the remainder of the year, our E&P operations have hedged a significant portion of 2002 production and have also hedged a portion of 2003 production at favorable gas prices.

Next, let me provide a few strategic updates:

First, the LIPA Agreement...

         We are pleased to have reached an agreement with LIPA to extend the Generation Purchase Right Agreement on our Long Island power plants for three years until May 28, 2005. This provides certainty for our employees and shareholders and gives us the opportunity to work with LIPA to devise a plan to meet Long Island's long term energy needs - including addressing new energy supply options such as repowering existing plants. In return for providing LIPA the extension, we have been provided with an extension of 31 months on the Management Services Agreement through December 31, 2008. The extension provides Long Island consumers with two significant benefits:

1) continued reliable performance of LIPA's electric T & D system and

2) KeySpan's efficient operation of our Long Island generation facilities. We feel strongly that the agreement is beneficial to Long Island's electric customers, while providing benefits for our employees and shareholders. Keep in mind that the LIPA contracts provide a solid annual earnings stream to KeySpan.

         Next, the summer outlook...

         In a recently issued New York ISO report on electric demand, Long Island was highlighted as requiring an additional 750 to 1,000 MW's of generation "as soon as possible to reduce severe reliability risks and high prices." We will address this short-term generation shortfall with the installation of two new peaking facilities on Long Island this summer- both of which are 100% under long term contract with LIPA. We are progressing with construction on these units and expect Glenwood Landing to be operational by June 1 and Port Jefferson to be operational by July 1.

         In terms of our long term generation initiatives...

         At our Ravenswood 250 MW expansion, we finished a significant portion of pre-construction during the first quarter and have started plant construction earlier this month. We anticipate full operation of the plant by the end of 2003.

         And on Long Island, the New York State Generation Siting Board has determined that our Article X application for the proposed 250 MW Spagnoli Road generating facility is complete. We are pleased with the Siting Board's findings and are confident the facility will help us keep pace with Long Island's growing energy demands. The next step of the Article X process requires a public hearing with the local communities which is scheduled in early May. Upon approval of the
Article X process, construction on the 250 MW plant is projected to begin in 2003 with plans to have the plant on line by the summer of 2004. We intend to have 50% of the output of this plant under a Power Purchase Agreement with LIPA
- with the possibility of even more being contracted.

         In addition, we continue to look at other opportunities to acquire generating plants in the attractive Northeast market.

         And finally...

         We are focused on our commitment to divest our non-core assets. During the first quarter, we announced the sale of Midland Enterprises and are on target to close this transaction by the end of this quarter or early in the 3rd quarter. We have also hired an investment banker to assist in the monetization of our Canadian Mid-stream assets and are moving through the "data room" process according to our plans.

         As for Houston Exploration, we continue to evaluate our options, but at this time there is nothing new to report. As we have stated in the past, we are monitoring all alternatives to maximize the value to shareholders.

         In terms of our earnings outlook...

         Once again, we are confirming our prior guidance... Our 2002 annual earnings guidance from core operations is forecast to be approximately $2.40 to $2.45 per share. The 2002 earnings forecast from our E&P operations is approximately $0.20-$0.30 per share, based on the guidance issued in February by our E&P subsidiary, The Houston Exploration Company.

Let me now turn to Wally Parker, who will review our regulated operations.

3.       Regulated Operations -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our regulated business will focus on our gas and electric businesses... Starting with the gas distribution business...

         Despite the mild winter weather, our gas distribution business for the quarter recorded a modest EBIT decline of $1 million, including the benefit of the elimination of goodwill amortization. As the warmest winter in the past 30 years, weather was approximately18% warmer than normal in our New York and New England service territories. The New York and Long Island revenue shortfalls due to the mild weather were substantially offset by our weather normalization clause. However, shortfalls in New England directly impacted the performance of these gas utilities, which do not operate under a weather normalization clause.


         The mild weather also resulted in less attention by customers to heating issues and fewer equipment breakdowns. Despite these adverse sales conditions, we continued to successfully convert record numbers of customers to gas heat. As you know, for 2002, we have established an aggressive - but attainable - new gross profit margin goal of $65 million - which is significantly higher than the actual $61.7 million achieved in 2001. As Bob stated, we are off to a great start in the first quarter as we completed more than 10,000 gas installations, which will result in approximately $13 million in new gross profit margin - in line with our goal.

o    In New York, we have added more than $4 million in new gross profit margin

o    On Long Island, we have added nearly $5 million in new gross profit margin

o And, in our New England territory, we have added more than $4 million in new gross profit margin

         Equally important, two of our leading indicators - sales calls and new customer leads - increased by more than 40% across both our residential and commercial markets -- as a result of our winter advertising campaign.

         On the expense side, our cost containment programs resulted in year over year Operation & Maintenance savings of more than $10 million.

         These cost containment programs coupled with strong conversions to natural gas are the foundation of the strong EBIT results in our gas distribution business.

Moving to electric...

         Results in our electric business for the first quarter were essentially in line with last year's results. These results reflect the consistent performance of our electric operations.

Starting with the Long Island Transmission and Distribution System...

         The Public Service Commission recently announced that the Long Island T&D system achieved the highest performance in 2001 among New York State utilities in electric reliability both in terms of frequency and duration of interruptions. Based on PSC statistics, the months between interruptions were 15 months as compared to 12 months for other New York State Utilities; average restoration time on Long Island was 63 minutes compared to the average of 105 minutes for other New York State Utilities. This is the third year in a row that we have earned this distinction on behalf of LIPA. In fact, we are the only company to achieve this accomplishment since the PSC began keeping comparable records back in 1989.

         On the generation side -- during the quarter, we performed significant maintenance on our power plants in preparation for the summer. Annual maintenance and prep work continues at our Ravenswood and Long Island Generating units. We expect to have all units up and running by June 1st. We also continue to use power recovery to increase the output of our plants. For instance, we are in the process of installing an air inlet water spraying system at our Wading River Generation unit on Long Island to recover an additional 10 to 15 MW's of power.

At this point, let me turn it over to Bob Fani to review our unregulated operations.

4.       Unregulated Operations -  (Robert Fani)

Thank You, Wally, and good afternoon.

The operational highlights of our unregulated business will focus on our Energy

Services and Energy Investments segments...

         I will start off with KeySpan Energy Supply, which provides energy procurement and fuel management for Ravenswood. This segment of the business was previously reported in Energy Services and is now reported in Electric Services.

         KeySpan Energy Supply had another strong quarter with a positive EBIT contribution and also made significant progress in fulfilling our summer hedges. As you know, our goal at Ravenswood is to hedge about 50% of our peak summer margins. At the time of our last earnings call, we disclosed that we were about 20% hedged -- at a relatively low price. Since then, the forward electric market has firmed up significantly. The spark spreads for the summer timeframe have increased from the high $30 range in January to the $40 `plus' range in February and March, and most recently to the $50 `plus' range this month. At this point, we have achieved our hedging target of the Ravenswood summer peak output at prices in line with our internal forecast. I should note that the summer months represent about half of Ravenswood's annual energy profits.

Moving to KeySpan Energy Services, which is primarily the operations of Business Solutions and Home Energy Services.

EBIT declined by $3 million as compared to last year...The decline reflects the impact of the warm weather that resulted in fewer `on-demand' service requests in our Home Energy Services business. In addition, a sluggish economy has temporarily stalled the engineering and design projects in our Business Solutions contracting business, but it appears to be picking up. Despite this, Business Solutions results were near expectations and is on target for the year as we have a revenue backlog of approximately $300 million in 2002.

Moving to Energy Investments...

Houston Exploration announced this week the acquisition of 42 Bcfe of strategic South Texas reserves. The acquisition will be financed through Houston's existing capital budget.

During the first quarter, Houston Exploration achieved a solid 8% increase in production to 25.7 Bcfe - a record level. Despite the solid production increase, EBIT from our E&P operations was significantly lower than last year. The main driver was a 48% decrease in gas commodity prices. Given this dramatic volatility in the gas commodity markets, the Houston Exploration Company has hedged approximately 65% of 2002 production at a weighted average floor price of $3.39 per MMBtu and approximately 20% of 2003 production at a weighted average floor price of $3.30 per MMBtu.

The hedging strategy employed at both Houston Exploration and Ravenswood reflects KeySpan's low risk profile.

And finally, in terms of new projects...

As Bob stated, we are moving forward with our electric generation projects at Ravenswood and on Long Island... and are looking closely at other generation opportunities in the Northeast.

         At this time, I will turn it over to Gerry for a more detailed financial review of our results.

5.       Earnings Results -  (Gerry Luterman)

Thanks Bob and good afternoon.

         As stated earlier, on a consolidated basis, earnings from continuing operations were $213.2 million or $1.52 per share, as compared to the $222.6 million or $1.63 per share earned in the first quarter of 2001. First quarter results were in line with our internal forecast and street consensus. Diluted earnings per share from continuing operations were $1.51 for the first quarter 2002, compared to $1.61 for same period last year.

         Our core operations reported earnings of $1.46 per share compared to $1.37 per share in the first quarter of 2001. The increase was achieved despite the impact of the mild winter weather. Our E&P operations reported $0.06 per share, a significant decline from the $0.26 per share earned in the first quarter of 2001 due to significantly lower gas commodity prices.

          Before getting into our results by segment, let me highlight a few reporting changes ...

          Due to the announced sale of Midland Enterprises, we are now reporting Midland as discontinued operations.

         KeySpan Energy Supply, which provides Ravenswood energy procurement and fuel management, has been reclassified to our Electric Services segment for both 2001 and 2002. Previously, these results were reported in the Energy Services segment.

         Lastly, like all other companies, we adopted FAS 142 during the quarter, which discontinues the amortization of goodwill and tests for asset impairment. The positive earnings impact of this change was $12.6 million. In addition, at this time I am happy to report that no impairment adjustment is required in our gas distribution, electric and energy services segments.

Let me now focus on our key EBIT drivers:

o Gas distribution EBIT performance was essentially in line with last year's results. Net revenues from the quarter were down by approximately $20 million, predominately due to the mild winter weather --net of the benefit of new customer additions. This decline was partially offset by approximately $9 million due to the elimination of the amortization of goodwill in the gas business, as well as a decline in operation and maintenance expenses of more than $10 million.

o Our electric business quarterly EBIT of $65.6 million is essentially in line with last year's results - again, despite the slowdown in the economy.

o Our Energy Services business reported a quarterly EBIT decrease of $2.8 million as compared to the prior year's first quarter due once again to weather and the temporary impact of the economy.

o Our gas exploration and production operations reported a first quarter EBIT decline of $49.8 million as the result of a 48% decrease in average realized gas prices from $5.53 per Mcf in 2001 to $2.89 per Mcf in 2002.

In Summary, total EBIT for the quarter was $406.1 million, a $61 million decrease compared to last year's first quarter.

And total Net Income from continuing operations for the quarter was $213.2 million, or $1.52 per share, in line with our internal forecast and street consensus.

Moving to other financial matters:

o For comparison purposes, our average common shares outstanding increased by 2.2% from 137.0 million shares in 2001 to 140.0 million shares in 2002 from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding reduced first quarter 2002 earnings per share by $0.04 compared to the corresponding period in 2001.

o During the quarter, we benefited from lower interest costs. These interest savings were attributable to lower short-term commercial paper balances of approximately $170 million, as well as lower interest rates on outstanding debt, and the benefit of interest rate swaps used to optimize the Company's mix of fixed and variable debt.

o Our Board declared a quarterly cash dividend of $0.445 per share, payable May 1st to shareholders of record on April 17. Our dividend is $1.78 per share - which currently yields nearly 5%.

o In terms of balance sheet, our debt to total capital ratio was about 65% as of March 31 -- an improvement from 66% at year-end. As previously indicated, we will pay down debt with the proceeds from the sale of non-core assets, which includes the sale of Midland.

o In addition, as many of you know, the Board of Directors has appointed Deloitte & Touche as our public accountant for 2002 replacing Arthur Andersen.


And finally, as Bob stated, we are reaffirming our prior earnings guidance. KeySpan's 2002 earnings from core operations are forecasted to be approximately $2.40 to $2.45 per share. KeySpan's 2002 earnings forecast from our E&P operations is approximately $0.20-$0.30 per share, based on the most recent guidance issued by our E&P subsidiary, The Houston Exploration Company.

I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thanks, Gerry. Once again, we are very pleased with the progress that we have made in executing our strategy with strong results from our core gas and electric businesses. We have an excellent outlook for the summer and for the remainder of the year--and we will enhance our focus on these core businesses in the future. Specifically, we are committed to:

o        growing our gas business

o        building or acquiring new power plants in our region

o        and exiting our non-core businesses

     Thank you. At this time, we will be happy to answer your questions.

 (After questions)

Well, if there are no further questions, I would like to thank you for your continued interest in KeySpan. I look forward to seeing many of you at the AGA conference next week.